Exhibit (a)(1)(D)

Form of Reminder E-mail to Eligible Participants

Subject: Reminder—OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS EXPIRATION DATE IS APPROACHING

Date: [            ], 2009

Dear CombinatoRx Employee:

The Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Exchange Program”) for all “eligible options” is currently open and available to all “eligible participants” (as these terms are defined in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options document (the “Offer to Exchange”) filed as an exhibit to the Tender Offer Statement on Schedule TO filed on October 13, 2009 with the Securities and Exchange Commission). The Schedule TO was amended on October 27, 2009 to extend the deadline for the election period from 5 p.m. Eastern Time on November 10, 2009, to 5 p.m. Eastern Time on November 17, 2009. The Company extended the Exchange Program to more closely align the expiration with the closing of the proposed merger, currently scheduled for November 17, 2009, between CombinatoRx and Neuromed Pharmaceuticals Inc., as consummation of Exchange Program is conditioned upon, among other things, the closing of the Neuromed merger

We currently have no plans to further extend the expiration date. If you wish to participate in the Exchange Program and have not done so already, or you wish to make changes to your current election, you must complete, sign and date the form of election included in Appendix A of the Offer to Exchange and return it to us so that we receive it before the expiration of the election period. You should carefully review the Offer to Exchange and the other documents to which the Offer to Exchange refers you before making a decision on whether to participate in the exchange program.

ALL ELECTIONS MUST BE RETURNED BEFORE 5:00 P.M., EASTERN TIME, ON NOVEMBER 17, 2009. UNLESS WE EXTEND THIS DEADLINE, THERE WILL BE NO EXCEPTIONS.

Your participation in the Exchange Program is voluntary. You are not obligated to participate in the Exchange Program, and if you do not respond by the deadline referred to above, any stock options you hold will remain outstanding and subject to their present terms. Questions about the Exchange Program or requests for assistance or for additional copies of any Exchange Program materials should be made by e-mail to jcole@combinatorx.com or by phone to 617-301-7000. We will attempt to respond to all questions within one business day of submission.